Exhibit 99.1

National Interstate Corporation Reports Earnings for 2009

•	Net income of $46.4 million or $2.40 per share for 2009; significant increase compared to 2008

•	Book value per share of $14.06 increased 25.5% in 2009

•	ROE of 19.1%

Richfield, Ohio, February 22, 2010 - National Interstate Corporation (Nasdaq: NATL) today reported net income of $13.5 million ($.70 per share) for the 2009 fourth quarter and $46.4 million ($2.40 per share) for the 2009 full year, both significantly better than the same periods in 2008. As previously reported, fourth quarter 2009 gross premiums written of $65.1 million decreased 4.3% and 2009 full year gross premiums written of $344.9 million decreased 9.3% compared to same periods in 2008.

The table below shows the Company’s net income determined in accordance with U.S. generally accepted accounting principles (GAAP), reconciled between net income from operations, the change in the valuation allowance related to net capital losses, and net realized gains (losses) from investments, all of which are non-GAAP financial measures:

	Three Months Ended December 31,		Year Ended December 31,
	2009	2008	2009	2008
	(In thousands, except per share data)
Net after-tax earnings from operations	$8,726	$12,858	$38,050	$32,761
Change in valuation allowance related to net capital losses	4,337	(4,354)	6,735	(7,545)
Net after-tax realized gains (losses) from investments	475	(7,557)	1,664	(14,556)

Net income	$13,538	$947	$46,449	$10,660

Net after-tax earnings from operations per share, diluted	$0.45	$0.66	$1.96	$1.69
Change in valuation allowance related to net capital losses per share, diluted	0.22	(0.22)	0.35	(0.39)
Net after-tax realized gains (losses) from investments per share, diluted	0.03	(0.39)	0.09	(0.75)

Net income per share, diluted	$0.70	$0.05	$2.40	$0.55

Earnings from Operations: Net earnings from operations, which include underwriting income and recurring investment income, increased 16% for the 2009 full year as compared to the 2008 full year.

The combined ratio of 84.8% for the 2009 full year was 4.6 percentage points better than the 2008 full year combined ratio of 89.4%. The combined ratio for the 2009 fourth quarter was 85.4% compared to 80.9% for the 2008 fourth quarter.

Claims: The loss and loss adjustment expense (LAE) ratio for the 2009 full year and fourth quarter were 60.8% and 61.8%, respectively. The loss and LAE ratio for the 2009 full year improved 3.9 percentage points compared to the 2008 full year. Other than the elevated frequency experienced in the 2009 third quarter, the Company did not experience any significant quarterly claims variances when compared to 2008, in which it experienced unusual large claims fluctuations during the first three quarters. The Company’s favorable 2009 claims experience was in part the result of underwriting actions taken in the last half of 2008. The Company experienced modest favorable development from prior year claims which reduced the loss and LAE ratio by 0.5 percentage points for the 2009 full year compared to 0.3 percentage points for the 2008 full year and 1.5 percentage points for the 2009 fourth quarter compared to 2.3 percentage points for the 2008 fourth quarter.

Expenses: The underwriting expense ratio of 24.0% for the 2009 full year and 23.6% for the 2009 fourth quarter were consistent with the same 2008 periods. The Company continues to closely manage expenses which have been within expected ranges. Quarterly underwriting expense ratio fluctuations are primarily related to varying commission levels on business written or one-time expenses in the respective quarters.

Net investment income decreased for both the 2009 fourth quarter and full year compared to the same periods last year. During 2009 the portfolio reflected lower yields primarily due to a greater allocation to high quality investments made during the peak of the financial crisis and an extended low interest rate environment affecting new purchases when compared to maturing holdings.

“We are pleased with the substantial increase in 2009 full year operating earnings, particularly the improvement in the loss and LAE ratio,” commented Dave Michelson, President and Chief Executive Officer. “We have maintained our disciplined underwriting practices throughout the prolonged competitive insurance cycle and we were fortunate that our severity was low in 2009.”

Deferred Income Tax Valuation Allowance: In 2008, the Company established a valuation allowance on deferred tax assets associated with its net realized investment losses, primarily impairment charges, which increased the 2008 effective tax rate. The current year decrease in the federal income tax expense is primarily associated with a reduction to this valuation allowance due to realized and unrealized gains in the Company’s investment portfolio.

Realized Investment Gains: The Company reported net realized gains from investments in each quarter of 2009 compared to net realized losses experienced during the financial crisis in 2008. Net realized gains (losses) from investments for the 2009 and 2008 fourth quarters and full year were as follows:

	Three Months Ended December 31,		Year Ended December 31,
	2009	2008	2009	2008
	(In thousands)
Other-than-temporary impairments	$(1,379)	$(9,648)	$(3,887)	$(20,164)
Net gains (losses) on sales and equity partnership	2,109	(1,978)	6,448	(2,230)

Net realized gains (losses) from investments	$730	$(11,626)	$2,561	$(22,394)

Pre-tax net unrealized investment gains (losses) at December 31, 2009 by investment type were as follows:

	December 31, 2009
	Fair Value	Net Unrealized Gain (Loss)
	(In thousands)
U.S. government and agencies	$212,538	$1,387
State and local government	154,963	3,824
Mortgage backed securities	120,648	(2,801)
Corporate obligations	67,424	(164)
Preferred redeemable securities	11,328	(1,098)

Total fixed maturities	$566,901	$1,148

Perpetual preferred stock	1,420	100
Common stock	27,253	2,370

Total equity securities	$28,673	$2,470

Cash and short-term investments	$19,400	$—

Total	$614,974	$3,618

The portfolio value improved from a net unrealized loss position of $16.2 million at December 31, 2008 to a net unrealized gain position of $3.6 million at December 31, 2009. The Company has always maintained a high quality and diversified investment strategy and the portfolio was well positioned to respond to opportunities that arose in 2009.

Gross Premiums Written: The Company experienced a decline in gross premiums written throughout 2009 when compared to 2008. The rate at which the gross premiums declined was lower during the 2009 fourth quarter when compared to the first three quarters of the year.

Alternative Risk Transfer (ART): Seven new programs were introduced in 2009 including two in the 2009 fourth quarter which represented over $25 million in gross written premium for the year. The growth in new ART business was offset by lower renewal premium on several existing programs and a reduction of underperforming lines of coverage. The Company continues to experience high customer retention in the 95% to 100% range for its existing ART group captive programs. However, these customers also had lower average renewal premium per policy due to a combination of fewer insured vehicles reflecting the current economic conditions and modest rate decreases resulting from their favorable claims experience.

Transportation and Hawaii and Alaska: The Company continues to experience low single digit rate decreases for renewals in these components reflecting continued competition in commercial insurance markets. Lower vehicle counts for existing customers as well as the ongoing overly aggressive competitor pricing in the commercial insurance markets have contributed to the lower premium in the 2009 fourth quarter and full year compared to the same periods in 2008.

Specialty Personal Lines: Gross premiums written in the specialty personal lines component grew 8.5% for the 2009 fourth quarter and 4.2% for the 2009 full year compared to the same periods in 2008. The growth in this component came from the commercial vehicle product which more than doubled in 2009. The Company’s marketing initiatives for this product include expanded distribution and a new technology platform. The Company continued to experience a decline in its recreational vehicle product associated with fewer new quotes as there is less consumer demand for recreational vehicles.

Mr. Michelson said, “We remain optimistic about our business prospects. We wrote new ART accounts throughout the year and we are continually pursuing new opportunities in this component. We are cautiously optimistic that the pricing in the traditional commercial components will begin to stabilize and possibly improve in 2010. Finally, the progress we made in 2009 related to our personal lines commercial vehicle product was substantial and is expected to continue in 2010.”

The table below summarizes gross premiums written by business component:

	Three Months Ended December 31,
	2009		2008
	Amount	Percent	Amount	Percent
	(Dollars in thousands)
Alternative Risk Transfer	$31,765	48.8%	$34,318	50.4%
Transportation	15,390	23.6%	15,511	22.8%
Specialty Personal Lines	13,313	20.4%	12,265	18.0%
Hawaii and Alaska	3,618	5.6%	4,762	7.0%
Other	1,045	1.6%	1,193	1.8%

Gross premiums written	$65,131	100.0%	$68,049	100.0%

	Year Ended December 31,
	2009		2008
	Amount	Percent	Amount	Percent
	(Dollars in thousands)
Alternative Risk Transfer	$192,953	55.9%	$206,342	54.3%
Transportation	66,537	19.3%	87,246	22.9%
Specialty Personal Lines	61,523	17.8%	59,065	15.5%
Hawaii and Alaska	18,576	5.5%	22,489	5.9%
Other	5,288	1.5%	5,154	1.4%

Gross premiums written	$344,877	100.0%	$380,296	100.0%

Summary Comments: “We had a solid overall year in 2009 given the difficult economic conditions and soft insurance market. We were able to attract new customers throughout the year and improve our underwriting profit margin in 2009,” stated Mr. Michelson. “Our strong earnings contributed to the over 25% increase in our book value per share and with an ROE of 19.1%, we again exceeded our return on equity objective of 15% plus inflation.”

Earnings Conference Call

The Company will hold a conference call to discuss the 2009 fourth quarter and full year results tomorrow, February 23, 2010 at 10:00 a.m. Eastern Time. There are two communication modes available to listen to the call. Telephone access to the conference call and Q and A session will be available by dialing (888) 713-4215 and providing the confirmation code 56044649. Please dial in 5 to 10 minutes prior to the scheduled starting time. To pre-register for the conference call, go to https://www.theconferencingservice.com/prereg/key.process?key=PUU7AA7TN and follow the instructions provided. The conference call will be broadcast live over the Internet. To listen to the call via the Internet, access our website at http://invest.natl.com and follow the instructions at the web cast link. The archived web cast will be available shortly after the call on our website.

Investor Conference

The Company’s management will make a presentation at the Bank of America Merrill Lynch Insurance Conference in New York City on February 24, 2010. The presentation may include forward-looking and other material information and will be available on the Company’s website at http://invest.natl.com.

Forward-Looking Statements

This document, including any information incorporated by reference, contains “forward-looking statements” (within the meaning of the Private Securities Litigation Reform Act of 1995). All statements, trend analyses and other information contained in this press release relative to markets for our products and trends in our operations or financial results, as well as other statements including words such as “may,” “target,” “anticipate,” “believe,” “plan,” “estimate,” “expect,” “intend,” “project,” and other similar expressions, constitute forward-looking statements. We made these statements based on our plans and current analyses of our business and the insurance industry as a whole. We caution that these statements may and often do vary from actual results and the differences between these statements and actual results can be material. Factors that could contribute to these differences include, among other things: general economic conditions, any weaknesses in the financial markets and other factors, including prevailing interest rate levels and stock and credit market performance which may affect or continue to affect (among other things) our ability to sell our products and to collect amounts due to us, our ability to access capital resources and the costs associated with such access to capital and the market value of our investments; customer response to new products and marketing initiatives; tax law changes; increasing competition in the sale of our insurance products and services and the retention of existing customers; changes in legal environment; regulatory changes or actions, including those relating to regulation of the sale, underwriting and pricing of insurance products and services and capital requirements; levels of natural catastrophes, terrorist events, incidents of war and other major losses; adequacy of insurance reserves; and availability of reinsurance and ability of reinsurers to pay their obligations. The forward-looking statements herein are made only as of the date of this document. The Company assumes no obligation to publicly update any forward-looking statements.

About National Interstate Corporation

National Interstate Corporation (Nasdaq: NATL), founded in 1989, is a specialty property and casualty insurance holding company with a niche orientation and focus on the transportation industry. We differentiate ourselves by offering insurance products and services designed to meet the unique needs of targeted insurance buyers. Our products include insurance for transportation companies, alternative risk transfer, or captive insurance programs for commercial risks, specialty personal lines consisting of insurance products focused primarily on recreational vehicle owners and small commercial vehicle accounts, and transportation and general commercial insurance in Hawaii and Alaska. We offer our insurance products through multiple distribution channels including independent agents and brokers, affiliated agencies and agent Internet initiatives. Our insurance subsidiaries are rated “A” (Excellent) by A.M. Best Company. Headquartered in Richfield, Ohio, National Interstate is an independently operated subsidiary of Great American Insurance Company, a property-casualty subsidiary of American Financial Group, Inc. (NYSE: AFG) (Nasdaq: AFG).

Contact:

Tanya Inama

National Interstate Corporation

877-837-0339

investorrelations@nationalinterstate.com

NATIONAL INTERSTATE CORPORATION

SELECTED FINANCIAL DATA

(In thousands, except per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2009	2008	2009	2008
Operating Data:
Gross premiums written	$65,131	$68,049	$344,877	$380,296

Net premiums written	$55,175	$58,508	$275,046	$298,081

Premiums earned	$69,152	$76,220	$279,079	$290,741
Net investment income	4,894	5,708	19,324	22,501
Net realized gains (losses) on investments (*)	730	(11,626)	2,561	(22,394)
Other	861	669	3,488	2,868

Total revenues	75,637	70,971	304,452	293,716
Losses and loss adjustment expenses	42,703	44,034	169,755	188,131
Commissions and other underwriting expenses	13,680	15,445	57,245	62,130
Other operating and general expenses	3,496	2,819	13,076	12,605
Expense on amounts withheld	957	1,038	3,535	4,299
Interest expense	314	129	717	833

Total expenses	61,150	63,465	244,328	267,998

Income before income taxes	14,487	7,506	60,124	25,718
Provision for income taxes	949	6,559	13,675	15,058

Net income	$13,538	$947	$46,449	$10,660

Per Share Data:
Net income per common share, basic	$0.70	$0.05	$2.41	$0.55
Net income per common share, assuming dilution	$0.70	$0.05	$2.40	$0.55

Weighted average number of common shares outstanding, basic	19,302	19,295	19,301	19,285
Weighted average number of common shares outstanding, diluted	19,392	19,377	19,366	19,366

Cash dividend per common share	$0.07	$0.06	$0.28	$0.24

(*) Consists of the following:
Realized gains (losses) before impairment losses	$2,109	$(1,978)	$6,448	$(2,230)

Credit losses on securities with impairment charges	(1,433)	(9,648)	(6,955)	(20,164)
Non-credit portion in other comprehensive income	54	—	3,068	—

Total impairment charges recognized in earnings	(1,379)	(9,648)	(3,887)	(20,164)

Total realized gains (losses) on investments	$730	$(11,626)	$2,561	$(22,394)

GAAP Ratios:
Losses and loss adjustment expense ratio	61.8%	57.8%	60.8%	64.7%
Underwriting expense ratio	23.6%	23.1%	24.0%	24.7%

Combined ratio	85.4%	80.9%	84.8%	89.4%

Return on equity (a)			19.1%	5.0%
Average shareholders’ equity			$243,696	$214,440

			At December 31, 2009	At December 31, 2008
Balance Sheet Data (GAAP):
Cash and investments			$614,974	$563,714
Securities lending collateral			—	84,670
Reinsurance recoverable			149,949	150,791
Total assets			955,753	990,812
Unpaid losses and loss adjustment expenses			417,260	400,001
Long-term debt			15,000	15,000
Total shareholders’ equity			$271,317	$216,074
Book value per common share, basic (at year end)			$14.06	$11.20
Common shares outstanding at period end (b)			19,302	19,295

(a)	The ratio of annualized net income to the average of shareholders’ equity at the beginning and end of the period.
(b)	Common shares outstanding at period end include all vested common shares. At December 31, 2009 and December 31, 2008 there were 91,500 and 99,000, respectively, unvested common shares that were excluded from the common shares outstanding calculation. These restricted shares will be included in the calculation upon vesting.